Exhibit 10.6
March 1, 2008
Patrick Walsh
c/o Emmis Communications Corporation
40 Monument Circle, Suite 500
Indianapolis, IN 46204
Re: Amendment to Employment Agreement
Dear Pat:
     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated September 4, 2006, (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”). Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed as follows:
1. Section 6.4 is hereby deleted in its entirety and replaced with the following:
     “Completion Bonus. On or about September 3, 2009, Executive shall receive Twenty Thousand (20,000) Shares (the “Completion Shares”) and Two Hundred Thousand Dollars ($200,000) (the “Completion Payment”); provided, that (i) this Agreement is in effect on September 3, 2009 and has not been terminated for any reason (other than a material breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement. The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares. Employer may pay all or a portion of the Completion Payment in Shares in the same manner utilized for other senior management level employees. The Completion Shares and the Completion Payment shall be subject to withholding for applicable taxes and as otherwise required by law.”
2. The following sentence shall be added at the end of Section 11.4:
     “Notwithstanding the preceding provisions or any provision of Exhibit A, Employer shall have the right to amend the Change in Control Agreement to the extent that it reasonably deems such amendment necessary to comply with the requirements of Code Section 409A.”
3. Section 11.5(g) shall be deleted in its entirety and replaced with the following language:
     “(g) Grant or pay to Executive The Completion Shares and Completion Payment, in the manner otherwise prescribed in Section 6.4 within two (2) weeks after the termination date (subject to applicable tax withholding and deductions as required by law).”
4. In Section 14, “David O. Barrett, Esq.” is deleted and replaced in its entirety with “Ian D. Arnold, Esq.”
5. Section 15.12 is hereby deleted in its entirety and replaced with the following:
     “16. Gross Up for Taxes Imposed Under Code Section 409A.
     16.1 Employer’s Gross-Up Obligation. This Agreement is intended to comply with Code Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. If, however, Executive pays taxes imposed pursuant to Code Section 409A, Employer shall reimburse Executive to the extent provided in Section 16.2 or 16.3.
     16.2 Reimbursement by Agreement. If, before Executive’s tax return due date for the year in which an amount is paid hereunder, (i) Employer reasonably determines that part or all of the amounts payable pursuant to this Agreement during the year was subject to taxes under Code Section 409A, or (ii) Executive reasonably determines that part or all of such amounts was subject to taxes under Code Section 409A, and Employer agrees with Executive’s determination (such agreement not to be unreasonably withheld, conditioned or delayed), Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 16.2 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     16.3 Reimbursement following Audit. If Employer does not report any portion of the amounts payable to Executive hereunder as subject to taxes under Code Section 409A, and as a result of a later tax audit by the Internal Revenue Service, Executive is required to pay taxes under Code Section 409A, Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment, any interest and penalties imposed on Executive for the failure to make timely payment of such taxes (with respect to any period before the end of the audit), and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 16.3 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.”
     All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.
     Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.
Sincerely,
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman and Chief Executive Officer
Emmis Operating Company

ACCEPTED AND AGREED:

/s/ Patrick Walsh
Patrick Walsh

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